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CERTIFICATE SETTING FORTH THE DESIGNATION OF
PREFERRED STOCK OF PDS FINANCIAL CORPORATION

    THE UNDERSIGNED, Peter D. Cleary, the Chief Financial Officer and Secretary of PDS Financial Corporation, a Minnesota corporation (the "Corporation"), does hereby file with the office of the Minnesota Secretary of State a Certificate Setting Forth the Designation of Preferred Stock of PDS Financial Corporation pursuant to Minnesota Statutes Section 302A.401, Subdivision 3. In connection therewith, the following statement is made:

1.
The name of the Corporation is PDS Financial Corporation.

2.
Pursuant to the provisions of Minnesota Statutes, Section 302A.401, Subdivision 3, and Article III of the Amended and Restated Articles of Incorporation of the Corporation, the resolutions setting forth the designation of the par value of 2,000,000 shares of Preferred Stock of the Corporation was approved by the unanimous written action of all members of the Board of Directors of the Corporation.

3.
The resolutions attached as Annex A hereto were adopted by the Board of Directors of the Corporation in connection with establishing the par value $0.01 per share of the Preferred Stock of the Corporation.

    I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of PDS Financial Corporation.

Dated: March 30, 1998			By:	/s/ PETER D. CLEARY Chief Financial Officer and Secretary
STATE OF MINNESOTA	)
	)	ss.
COUNTY OF HENNEPIN	)

    The foregoing instrument was acknowledged before me this 30th day of March 1998 by Peter D. Cleary, Chief Financial Officer and Secretary of PDS Financial Corporation.

Notary Public

ANNEX A TO

CERTIFICATE SETTING FORTH THE DESIGNATION OF
PREFERRED STOCK OF PDS FINANCIAL CORPORATION

    The Board of Directors having determined that it is advisable for the PDS Financial Corporation, a Minnesota corporation (the "Corporation"), to designate the par value for the authorized Preferred Stock of the Corporation as $0.01 per share, the following resolutions are hereby adopted:

    RESOLVED, that the authorized Preferred Stock of PDS Financial Corporation, a Minnesota corporation (the "Corporation"), shall have a $0.01 par value.

    RESOLVED FURTHER, that the Chief Financial Officer and Secretary of the Corporation is hereby authorized and directed to make, execute and file for record with the office of the Minnesota Secretary of State a proper Certificate Setting Forth the Designation of Preferred Stock setting forth the foregoing resolutions as required by law and to pay or cause to be paid all fees in connection therewith.

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CERTIFICATE SETTING FORTH THE DESIGNATION OF PREFERRED STOCK OF PDS FINANCIAL CORPORATION
ANNEX A TO CERTIFICATE SETTING FORTH THE DESIGNATION OF PREFERRED STOCK OF PDS FINANCIAL CORPORATION